Ingersoll Rand Announces 2008 Third-Quarter Earnings of $0.72 per Share
from Continuing Operations; $0.99 per Share Excluding One-Time Items

•	Earnings per share from continuing operations of $0.99 meets revised guidance.
•	Reaffirms 2008 full-year EPS guidance of $3.35 to $3.55 for continuing operations, excluding one-time items.
•	Reported revenues of $4,313 million in the third quarter, up by approximately 2% on a proforma basis compared with 2007.
•	Trane integration synergies on target and accelerating productivity actions.
•	Expanded restructuring actions expected to generate over $100 million in savings in 2009.

Hamilton, Bermuda, October 24, 2008 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that total revenues increased by 93% for the third quarter of 2008 compared with the 2007 third quarter and EPS from continuing operations met revised guidance.
The company reported net earnings of $227.7 million, or diluted earnings per share (EPS) of $0.70, for the third quarter of 2008. Third-quarter net earnings included $233.7 million, or EPS of $0.72 from continuing operations, as well as $6.0 million of costs, equal to EPS of ($0.02), from discontinued operations. Third quarter continuing earnings also include approximately $129 million of one-time pre-tax costs, equal to EPS of ($0.27), related to the June 5 acquisition of Trane. Excluding these one-time costs, third-quarter earnings from continuing operations were $0.99 per share.
Net earnings for the 2007 third quarter of $266.6 million, or EPS of $0.92, included EPS of $0.68 from continuing operations and EPS of $0.24 from discontinued operations, which represent discontinued businesses and the retained costs of divested businesses.

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  “Despite increasingly difficult market conditions in the third quarter, we delivered year-over-year revenue growth while reducing debt by $443 million and meeting our synergy expectations for the acquisition of Trane,” said Herbert L. Henkel, chairman, president and chief executive officer. We are also accelerating productivity and cost reduction actions and have undertaken a major company-wide restructuring to adjust our cost structure to offset slowing end market activity. “While the economic conditions for the foreseeable future will remain a challenge, I am more confident than ever that we will continue to improve our processes, reduce our costs and enhance our customer offerings to emerge as a stronger and better company.”

Additional Highlights for the 2008 Third Quarter
Revenues: The company’s reported revenues increased by 93% to $4,313.2 million compared with revenues of $2,239.0 million for the 2007 third quarter. Third-quarter 2008 includes $2,051 million of revenues from Trane, which is reported as the Air Conditioning Systems and Services (ACSS) segment. On a proforma basis, total revenues increased by 2% and were flat compared with 2007, excluding currency. Americas revenues increased by 1%, while revenues from overseas operations increased by approximately 4%.

Operating Income and Margin: Reported operating income for the third quarter increased to $347.4 million compared with $276.3 million for the third quarter of 2007. Third-quarter 2008 included approximately $122 million of one-time pre-tax costs related to the acquisition of Trane. Third-quarter reported operating margin was 8.1%. Excluding the one-time acquisition-related costs, third-quarter 2008 operating margins would have been 10.9%. Positive leverage from expense reductions, productivity actions and price increases were offset by unfavorable business and product mix in certain key business areas, currency translation and material inflation.

Interest and Other Income/Expense: Interest expense was $83.7 million for the third quarter of 2008, compared with $33.3 million in the 2007 third quarter due to higher average debt balances related to the acquisition of Trane. Other expense totaled $3.7 million for the third quarter, compared with $7.6 million of expense for the third quarter of 2007. The year-over-year difference is primarily attributable to higher interest income partially offset by higher currency losses in 2008.

Taxes: The company’s effective tax rate for continuing operations for the third quarter of 2008 was 10.1%, which reflects a full-year projected rate of approximately 20.6%, adjusted for one-time discrete tax benefits, which collectively benefited third-quarter continuing operations by $0.04 of EPS.

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Third-quarter Business Review
The company classifies its businesses into four reportable segments based on industry and market focus: Air Conditioning Systems and Services (added on June 5 with the acquisition of Trane), Climate Control Technologies, Industrial Technologies, and Security Technologies.

Air Conditioning Systems and Services (ACSS), which represents the results of Trane, provides systems and services that enhance the quality and comfort of the air in homes and non-residential buildings. Reported revenues for the quarter were $2,051 million with operating income of $89.5 million. Third-quarter operating income included $108 million of one-time acquisition-related costs. Excluding one-time costs, third quarter operating margins would have been 9.6%. Total proforma revenues for the third quarter increased by 3%. On a year-over-year proforma basis, commercial equipment and systems revenues increased by 6%, with a 1% improvement in equipment revenue and a 13% increase in parts, services and solutions. Commercial revenue growth was balanced in the quarter with North America revenues up by 3% and international revenue growth up by 12%. Residential revenues declined by 4% in the third quarter due to continuing weakness in the U.S. housing market.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $895 million increased by approximately 1% compared with the third quarter of 2007. Third-quarter 2008 operating margin increased slightly to 11.5%, compared with 11.3% in the 2007 third quarter. The margin increase was due to operational improvements and higher price realization, which were partially offset by increased material costs and unfavorable product mix. Total worldwide refrigerated trailer and truck revenues declined by 6%, reflecting the decline of the heavy truck market. Sea-going container sales declined and worldwide bus and aftermarket revenues were flat compared with 2007. Sales of the TriPac® auxiliary power unit more than doubled in the third quarter compared with last year. Worldwide revenues for refrigerated display cases and contracting increased by 5% compared with the third quarter of 2007 from improved sales of display cases and growing parts and service revenues.

Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the third quarter increased by approximately 2% to $718 million. Stable industrial and process markets outside of North America and revenues from the aftermarket business continued to benefit the Air and Productivity Solutions business where year-over-year revenues increased by 5%. Revenues in the Americas were up by 2% compared with last year as higher recurring revenues were offset by lower equipment volumes. Air and Productivity Solutions revenues in Europe, Asia and India grew by approximately 8% compared with 2007. Club Car revenues declined compared with record results in the third quarter of 2007 due to sluggish golf and consumer markets in the United States. Third-quarter operating margin for Industrial Technologies of 11.3% declined compared with 13.3% last year due to higher inflation and unfavorable mix, which were partially offset by cost productivity and higher prices.

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Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Third-quarter revenues declined by approximately 1% to $649 million, reflecting lower residential volume in the United States, offset by improvement in the Americas (+1%) and European (+9%) non-residential revenues. North American Residential revenues declined by approximately 15% due to lower same store sales at “Big Box” customers and ongoing weakness in the new-homebuilder channel. This decline was partially offset by sales growth in South America. Operating margin of 19.4% increased significantly compared with 17.2% in 2007. The operating margin improvement was due to better pricing, favorable mix and productivity gains, partially offset by lower volume and inflation.

Balance Sheet
 Total debt at the end of the third quarter was approximately $5.5 billion, which included $958 million of commercial paper. Debt levels were reduced by $443 million from the end of the second quarter. During the quarter, the company maintained access to the commercial paper markets and continues to be active in the markets during the month of October. The debt-to-capital ratio was approximately 33.8% at the end of the third quarter, compared with 31.2% at the end of the third quarter of 2007 and 35.4% at the end of the second quarter of 2008. The company also maintained significant financial flexibility and liquidity with $3 billion of available credit facilities. The company expects to generate more than $550 million of cash flow in the fourth quarter, and to reduce overall debt by a total of $1 billion in the second half of 2008.

Trane Acquisition Synergy
The company continued to make progress with the integration of Trane. A substantial amount of savings has been identified and the company expects to generate savings in 2008 of approximately $75 million and achieve $125 million of additional benefits in 2009. Year-to-date savings total $30 million.

Restructuring Activity
“We have accelerated our productivity actions for the remainder of 2008 to deal with slowing end market demand while continuing to build a strong business for the future,” said Henkel. “Additionally, in the fourth quarter we are initiating corporate wide restructuring actions to streamline our manufacturing footprint and general and administrative cost base. Approximately $70 million of the projected $110 million of restructuring costs is expected to be incurred in 2008. The combination of these actions is expected to generate $100 million of annual gross pretax savings in 2009 and 2010.”

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2008 Outlook
“Many of Ingersoll Rand’s major end markets continued to experience softening overall demand in the third quarter as weaker activity for complete products in North America was partially offset by growing recurring revenues and modest growth overseas. Third-quarter orders, excluding currency, declined by 1% compared with last year and were significantly below our prior forecast. Based on our recent order pattern and a review of customer and channel activity, we expect flat year-over-year proforma revenues for the fourth quarter of 2008 resulting in sales of approximately $4.1 billion. We expect declining performance in North America and Western Europe and continued moderate growth in the developing economies of Eastern Europe, Asia and Latin America. We also expect fourth quarter material costs to remain at high levels and we will not benefit from the recent reduction in commodity costs until early 2009.
“Fourth-quarter 2008 EPS from continuing operations is forecasted to be $0.55 to $0.75, excluding restructuring charges of approximately $70 million, or EPS of ($0.17), and one-time acquisition costs. Discontinued operations are expected to be ($0.02) per share of cost. One-time charges related to the acquisition of Trane are expected to approximate $44 million, or EPS of ($0.09), and are not reflected in the fourth quarter forecast.
“Ingersoll Rand’s full-year 2008 earnings from continuing operations are forecast to be $3.35 to $3.55 per share. The Trane acquisition requires a number of one-time charges, primarily backlog and inventory step up, which were recorded in the second quarter and the second half of 2008. These charges are not reflected in our continuing operations forecast for 2008 and are expected to approximate $222 million. This forecast also excludes restructuring charges which are expected to total $70 million. Discontinued operations for the year are expected to be ($0.16) per share of cost. This full-year forecast reflects a tax rate of 20.6% for continuing operations, excluding one-time tax benefits, and an average diluted share count of 304 million shares. Available cash flow in 2008 is anticipated to reach $1.1 billion.
“Despite slower economic conditions, our business fundamentals remain strong. We have leading global brands and leading market shares in all of our major product lines. We have growing geographic diversity and our large installed product base provides significant opportunities to expand our parts, services and controls businesses. Our balance sheet is solid, we have maintained access to the commercial paper markets and have significant available liquidity. Our number one priority is managing through the current economic slowdown so that we mitigate its impact and emerge as a stronger more efficient company.”

Note: Available cash flow consists of cash flow from operating activities less capital expenditures, excluding discretionary pension contributions and tax payments on prior period divestiture gains.

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This news release includes "forward-looking statements" that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2008.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

# # #

10/24/08

(See Accompanying Tables)

For more information, media may contact: Paul Dickard (201-573-3120), paul_dickard@ingersollrand.com.

For more information, investors and financial analysts may contact: Bruce Fisher (732-980-6095),

bruce_fisher@ingersollrand.com or Joe Fimbianti (201-573-3113), joseph_fimbianti@irco.com.

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INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Income Statement
(In millions, except per share amounts)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Net revenues	$4,313.2	$2,239.0	$9,557.3	$6,439.8

Cost of goods sold	(3,209.4)	(1,608.2)	(6,946.4)	(4,613.8)

Selling & administrative expenses	(756.4)	(354.5)	(1,654.9)	(1,067.0)

Operating income	347.4	276.3	956.0	759.0

Interest expense	(83.7)	(33.3)	(156.4)	(99.8)

Other income (expense), net	(3.7)	(7.6)	61.4	0.9

Earnings before income taxes	260.0	235.4	861.0	660.1

Provision for income taxes	(26.3)	(37.8)	(153.2)	(97.9)

Earnings from continuing operations	233.7	197.6	707.8	562.2

Discontinued operations, net of tax	(6.0)	69.0	(42.4)	886.0

Net earnings	$227.7	$266.6	$665.4	$1,448.2

Diluted earnings per common share
Continuing operations	$0.72	$0.68	$2.38	$1.87
Discontinued operations	(0.02)	0.24	(0.14)	2.95
	$0.70	$0.92	$2.24	$4.82

Weighted-average number of common
shares outstanding:
Diluted	324.1	288.8	297.5	300.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
(In millions, except percentages)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Air Conditioning Systems & Services
Net revenues	$2,051.1	$-	$2,749.0	$-
Operating income	89.5	-	155.6	-
and as a % of Net revenues	4.4%	-	5.7%	-

Climate Control Technologies
Net revenues	895.0	882.1	2,605.3	2,457.0
Operating income	103.0	100.1	297.9	269.2
and as a % of Net revenues	11.5%	11.3%	11.4%	11.0%

Industrial Technologies
Net revenues	718.3	701.5	2,267.8	2,119.1
Operating income	81.4	93.4	283.4	294.4
and as a % of Net revenues	11.3%	13.3%	12.5%	13.9%

Security Technologies
Net revenues	648.8	655.4	1,935.2	1,863.7
Operating income	126.0	112.8	353.3	311.8
and as a % of Net revenues	19.4%	17.2%	18.3%	16.7%

Total
Net revenues	$4,313.2	$2,239.0	$9,557.3	$6,439.8
Operating income	399.9	306.3	1,090.2	875.4
and as a % of Net revenues	9.3%	13.7%	11.4%	13.6%

Unallocated corporate expense	(52.5)	(30.0)	(134.2)	(116.4)

Consolidated operating income	$347.4	$276.3	$956.0	$759.0
and as a % of Net revenues	8.1%	12.3%	10.0%	11.8%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Depreciation, Amortization and Capital Expenditures
(In millions, except percentages)

UNAUDITED

	Q1 2008	Q2 2008	Q3 2008

Total Legacy IR
Depreciation	$31.0	$32.0	$31.9
Amortization	6.8	7.0	6.8

Capital Expenditures	37.4	53.1	56.3

Air Conditioning Systems and Services
Depreciation	-	9.8	31.1
Amortization *	-	9.6	41.5

Capital Expenditures	-	14.2	35.2

Total Ingersoll Rand
Depreciation	31.0	41.8	63.0
Amortization	6.8	16.6	48.3

Capital Expenditures	37.4	67.3	91.5

NOTE: ACSS had capital expenditures of $34.7M and $48.4M in calendar Q1 and Q2 2008, respectively.

* Excludes non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Reconciliation of non-GAAP to GAAP
(In millions, except per share amounts)
UNAUDITED

		For the three months ended September 30, 2008
		As			As
		Reported	Adjustments		Adjusted

	Net revenues	$4,313.2	$-		$4,313.2
	Operating income	347.4	121.7	(a)	469.1
	Operating margin	8.1%	n/a		10.9%
	Earnings from continuing operations	233.7	86.4		320.1
	Net earnings	227.7	86.4		314.1

	Diluted earnings per common share
	Continuing operations	$0.72	$0.27		$0.99
	Discontinued operations	(0.02)	-		(0.02)
	Total	$0.70	$0.27		$0.97

	Weighted-average number of common
	shares outstanding
	Diluted	324.1	-		324.1

	Detail of Adjustments:
	Recorded in operating income
(b)	Integration and Restructuring Charges		$13.3
(d)	Purchase Accounting Charges		108.4
(a)	Sub-Total		121.7

	Recorded in other income (expense), net
(c)	Bridge Loan Fees		7.6

	Total pretax adjustments		129.3
	Tax impact		(42.9)
	Net earnings		$86.4

(b)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(c)	Represents the amortization of fees associated with the bridge loan financing used to fund the acquisition of Trane.
(d)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.

The Company reports its financial results in accordance with generally accepted accounting principles in the
United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of integration and restructuring charges, bridge loan fees and the non-recurring costs related to the acquisition of Trane. The adjusted information is intended to be more indicative of the Company's core operating results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
One-time Items
(In millions, except per share amounts)

UNAUDITED

Total One-Time Items	Q2 2008	Q3 2008
Trane Purchase Accounting	35.4	108.4
Integration and Restructuring Charges	10.3	13.3
Impact to Operating Income	45.7	121.7

Bridge Loan Fees	-	7.6

Impact to Earnings Before Income Taxes	$45.7	$129.3

Shares	291.1	324.1

EPS	$0.13	$0.27

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION